Exhibit 10.(cc)

Compensation Policy Applicable to the

Board of Directors of DUSA Pharmaceuticals, Inc.

Directors who are employees of the DUSA Pharmaceuticals, Inc. (the “Company”) receive no cash compensation for their services as directors or as members of committees.  Outside directors receive $25,000 per year, as annual compensation, regardless of the number of Board or Committee meetings they attend.  Directors serving on the Audit Committee receive an additional $5,000 per year; however, the Chairman of the Audit Committee receives a total of an additional $10,000 per year.  The Lead Director receives an additional $5,000 per year.  Also, directors are paid out-of-pocket expenses related to their attendance at Board or Committee meetings.  Under the Company’s Omnibus Plan of 1996, as amended, Directors are awarded options to purchase 15,000 shares of Common Stock on June 30th of the first year of service or as of the close of business thirty (30) days following his/her election, whichever shall first occur, and options for 10,000 shares of Common Stock on June 30th of each year following their reelection.